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                                                    February 15, 1994


Mr. Roland Pampel
33 Chequamegon Bay
Madison, Wisconsin 53719

Dear Roland:

         On behalf of the Board of Directors of Microcom, Inc. ("Microcom") and its Compensation Committee, it is our pleasure to offer you the position of President, Chief Executive Officer of Microcom and a seat on Microcom's Board of Directors, pursuant to the following terms and conditions:

         - Base salary $225,000 per annum, subject to normal yearly review for increases by the Compensation Committee.

         - Stock option to purchase 250,000 shares of Microcom Common Stock under the Company's Incentive Stock Option Plan. Option price will be at fair market value as determined by the Compensation Committee. Stock will vest at 25% per year over four years. The option will have a 10-year exercise period.

         - Incentive bonus in fiscal 1995 of $50,000 and an option to purchase at fair market value 15,000 shares of Microcom Common Stock. The bonus is based on the Company's operating budget for fiscal 1995 as approved by the board of directors and will operate in a linear fashion such that at reaching the minimum threshold of 70% of operating income set out in the budget, 70% of the money will be payable and 70% of the stock option will vest. If the Company does not meet 100% of its budgeted operating income, then (a) the difference between the amount of money payable and $50,000 shall not be paid or carried over, and (b) the difference between the percentage of shares vested and 100% will remain unvested until the end of the 10-year option period and vesting will not be subject to acceleration on change of control.

         - In the event of involuntary termination of your employment by the Board other than "for cause" (as defined below) you shall receive
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Mr. Roland Pampel
February 15, 1994
Page 2


                 severance compensation of one year of salary continuance at the annual base compensation rate in effect at the time of termination.

         - Full relocation and temporary living assistance to include househunting trips, trips home, rental of an apartment for up to six months for your personal use, household contents moving and storage, and "home equity plan", if needed.

         - Participation in such Microcom executive officer and employee benefit programs as shall be in effect from time to time, subject to the terms and conditions of such programs.

         To clarify several points, we want to be clear that your duties as President and Chief Executive Officer shall be those customarily assigned to those offices plus such other duties as the Board may, from time to time, designate after discussion with you. In addition, those duties will require your entire work time, attention and energies to Microcom and your commitment not to render substantial services in self-employment to any individual or entity other than Microcom without Board approval. We are, however, aware of your involvement as an outside director on two other boards. You have indicated to us that it is your intention to phase out of your position as a director with the Madison, Wisconsin, company within one year. While the Board routinely monitors the outside activities of its executive officers to avoid inferred or actual conflicts of interest or diminution of time which should be spent on the Company's affairs, we will be open to discussing your serving on other boards, after we have worked together on Microcom and can determine what those time commitments may entail.

         For purposes of whether the one year salary continuance has been triggered on involuntary dismissal, we define "for cause" as dishonesty, theft, fraud, conviction of any crime, unethical business behavior or willfully engaging in misconduct which is injurious to Microcom.

         The terms of incentive bonuses in subsequent fiscal years will be discussed with you and set by the Compensation Committee at the beginning of each fiscal year, which is consistent with existing Board policy.

         We are very pleased that you have agreed to join us in this leadership role. The Board of Directors looks forward to a long and successful working relationship with you.
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Mr. Roland Pampel
February 15, 1994
Page 3


         If this letter accurately sets forth the terms of the offer that we have negotiated with you, would you kindly indicate your acceptance in the space provided and send one signed copy back to James M. Dow at Microcom.

         Welcome aboard!

                                                      Sincerely,



                                                      __________________________
                                                      Chairman of the Board
                                                      of Directors



                                                      __________________________
                                                      Chairman of the
                                                      Compensation Committee

I accept the position of President and Chief Executive Officer of Microcom effective March 2, 1994, in accordance with the terms hereof this _____ day of February, 1994.


_________________________
Roland Pampel